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           [Letterhead of Fried, Frank, Harris, Shriver & Jacobson]





August 28, 2001
SPX Corporation
700 Terrace Point Drive
Muskegon, MI 49440

Ladies and Gentlemen:

        We have acted as counsel to SPX Corporation, a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of (i) $415,000,000 aggregate principal amount at maturity of Liquid Yield Option (TM) Notes due 2021 (Zero Coupon-Senior) (collectively, the "Notes") issued by the Company on May 9, 2001 and (ii) the Company's common shares, U.S.$10.00 par value per share (the "Shares"), issuable upon conversion, and /or purchase by the Company, of the Notes pursuant to an Indenture dated May 9, 2001, by and between the Company and The Chase Manhattan Bank, as trustee (the "Indenture"). The Company issued the Notes pursuant to a Purchase Agreement, dated as of May 4, 2001, by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Purchase Agreement"). The Notes and the Shares are to be offered and sold by certain securityholders of the Company. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

        In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.

        In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Purchase Agreement and certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others, and assume compliance

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on the part of all parties to the Purchase Agreement, the LYONs and the
Indenture related to the LYONs, with the covenants and agreements contained therein.

     Based upon and subject to the foregoing, we are of the opinion that: (A) the Notes have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and
(B) the Shares issuable upon conversion of the Notes have been duly authorized and reserved and, when delivered upon such conversion for an amount in excess of the par value thereof and in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

     We express no opinion as to the enforceability of any provision of the Indenture (i) providing for indemnification or contribution, (ii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of the Indenture or (iii) as to the legality, validity, binding effect or enforceability of any provision of the Notes or the Indenture providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law.

     The opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors' rights and remedies generally and (ii) general principles of equity, including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies whether such principles are considered in a proceeding at law or equity.

     The opinion expressed herein is limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware (the "DGCL") and applicable provisions of the Delaware COnstitution, in each case as currently in effect, and reported judicial decisions interpreting the DGCL and the Delaware Constitution. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

     We hereby consent to the use of our name on the front cover of the Registration Statement, filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the prospectus included as part of the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                    Sincerely,

                                    Fried, Frank, Harris, Shriver & Jacobson

                                    By: /s/ Stuart Gelfond